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                    STANDARD PACIFIC CORP. AND SUBSIDIARIES
                    ---------------------------------------
                        EARNINGS PER SHARE CALCULATIONS
              FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995
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
                                          1996           1995
                                          ----           ----
Primary Earnings Per Share
 and Equivalent Share:

 Income before Taxes..............  $   957,000      $ 1,883,000
 Provision for Income Taxes.......      384,000          782,000
                                    -----------      -----------
Net Income........................  $   573,000      $ 1,101,000
                                    ===========      ===========
Shares and Equivalent Shares:
  Average Shares Outstanding......   30,060,281       30,621,931
  Equivalent Shares...............        3,951            1,800
                                    -----------      -----------
   Total..........................   30,064,232       30,623,731
                                    ===========      ===========

Primary Earnings Per Share........  $      0.02      $      0.04
                                    ===========      ===========

Fully-diluted Earnings Per Share
 and Equivalent Share

Net Income........................  $   573,000      $ 1,101,000
                                    ===========      ===========
Shares and Equivalent Shares:
  Average Shares Outstanding......   30,060,281       30,621,931
  Equivalent Shares...............       11,977            2,308
                                    -----------      -----------
   Total..........................   30,072,258       30,624,239
                                    ===========      ===========
Fully-Diluted Earnings Per
  Share...........................  $      0.02      $      0.04
                                    ===========      ===========
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